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                               AMENDMENT AGREEMENT

     AMENDMENT AGREEMENT, dated as of May 1, 1999 by and between PDK Labs Inc., a New York corporation, with offices at 145 Ricefield Lane, Hauppauge, New York 11788 ("PDK") and Compare Generiks, Inc., a Delaware corporation, with offices at 60 Davids Drive, Hauppauge, New York 11788 ("CGI").

     WHEREAS, PDK and CGI have heretofore entered into an Exclusive Supply and Licensing Agreement, dated as of March 24, 1997 (the "Agreement"); as amended April 1, 1998, November 1, 1998, and January 4, 1999.

     WHEREAS, Section 2(d) of the Agreement requires CGI to pay invoices within sixty (60) days of the date of shipment of the related Products (as defined in the Agreement);

     WHEREAS, the Agreement contains a provision permitting PDK to suspend its obligations to perform under the Agreement in the event of an Event of Force Majeure (as defined in the Agreement);

     WHEREAS, CGI is in default of the provisions of Section 2(d) of the Agreement requiring CGI to pay invoices within sixty (60) days from the date of shipment of the related Products and, in addition, an Event of Force Majeure (as defined in the Agreement) has occurred and, in consideration for PDK agreeing to waive (a) the breach by CGI of provisions contained in Section 2(d) of the Agreement, and (b) its right to suspend performance of its obligations under the Agreement, the parties hereto desire to (i) amend the Payment Provision to provide for the payment by CGI to PDK of a higher amount.

     The terms which are not defined herein shall have the respective meanings ascribed to them in the Agreement.

     NOW, THEREFORE, for valid and good consideration, the parties hereto agree as follows:


          1) The sentence of Section 2(a) of the Agreement shall be deleted in its entirety and shall be replaced with the following:



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     "(a) In consideration for the waiver by PDK of (i) its rights with respect to the continuing breach by CGI of the payment provisions of
     Section 2(d) of this Agreement, and (ii) the right to suspend performance of its obligations under this Agreement as a result of the occurrence of an Event of Force Majeure (as defined in Section 5 below), CGI agrees to pay PDK $1.85 per bottle of Products shipped to CGI (the "Basic Payment"), provided that said waiver shall not constitute a waiver of PDK's right to terminate this Agreement and the License hereunder or to exercise any rights available to PDK upon reoccurrence or continuance of such acts or events. In addition to the Basic Payment, CGI shall also pay PDK the difference between 93% of the sales price as invoiced to the customer of each bottle and $1.85 per bottle (the "Excess Payment"). The Excess Payment is payable monthly, in arrears, within 15 days of the end of the month in which CGI received payment for the related Products."

          2) Except as herein above amended, all of the terms and provisions of the Agreement shall remain in full force and effect.

          3) This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the day and year first above written.



                                        PDK LABS INC.

                                        By:
                                           -------------------------------------
                                           Reginald Spinello, President


                                        COMPARE GENERIKS, INC.

                                        By:
                                           -------------------------------------
                                           Thomas A. Keith, President